INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Semiconductor Packaging Materials Co., Inc.

We hereby consent to incorporation by reference in the Registration Statements (No. 33-84752, No. 33-95762 and No. 333-7797) on Form S-8 of our report dated January 31, 1998 related to the consolidated balance sheet of Semiconductor Packaging Materials Co., Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Semiconductor Packaging Materials Co., Inc.


/s/ GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
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GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

March 19, 1998